EXHIBIT 99.2



                  HEARTLAND FINANCIAL USA, INC.
                ADOPTS STOCKHOLDERS' RIGHTS PLAN



      (Dubuque, Iowa)--Heartland Financial USA, Inc. (HTLF -  OTC
BB) announced today that it has adopted a Stockholders' Rights Plan. The Plan is intended to discourage persons, groups and entities from acquiring large stakes in Heartland or making a tender offer without first discussing their intentions with Heartland's Board of Directors.

      The Plan provides for the distribution of one Right on June 26, 2002, for each share of Heartland's outstanding common stock as of June 24, 2002. The Rights have no immediate economic value to stockholders because they cannot be exercised unless and until a person, group or entity acquires 15% or more of Heartland's common stock or announces a tender offer. The Plan also permits Heartland's Board of Directors to redeem the Rights for one cent each under various circumstances.

     In general, the Rights Plan provides that if a person, group or entity acquires a 15% or larger stake in Heartland or announces a tender offer, and Heartland's Board chooses not to redeem the Rights, all holders of Rights, other than the 15% stockholder or the tender offeror, will be able to purchase a certain amount of Heartland's common stock for half of its market price.

      Lynn B. Fuller, Heartland's Chairman, President and Chief Executive Officer, said "The Rights Plan was adopted simply as a precautionary measure to better position Heartland's stockholders to realize the long term value of their investment, and to provide an additional level of protection against coercive or abusive tactics. That is why hundreds of publicly-held companies have adopted them."

      Mr. Fuller stated that the Rights Plan was not adopted in response to any specific event or circumstance. The Rights will expire no later than ten years from the date of the Plan's adoption. The creation of the Rights is not a taxable event for Heartland's stockholders.

      For  additional  information, please contact  Mr.  John  K.
Schmidt, Executive Vice President and Chief Financial Officer  at
(563) 589-1994.

      Heartland is a $1.6 billion financial services company with six banks in Iowa, Illinois, Wisconsin and New Mexico:

     Dubuque Bank and Trust Company, with eight offices in Dubuque, Epworth, Farley and Holy Cross, Iowa

     Galena State Bank and Trust Company, with three offices in Galena and Stockton, Illinois

     First  Community  Bank, FSB, with three offices  in  Keokuk,
     Iowa and Carthage, Illinois

     Riverside Community Bank, with three offices in Rockford, Illinois

     Wisconsin Community Bank, with six offices in Cottage Grove,
     Middleton,  Sheboygan,  Green Bay, Monroe  and  Eau  Claire,
     Wisconsin

     New Mexico Bank and Trust, with eight offices in Albuquerque and Clovis, New Mexico

Other subsidiaries include:

     ULTEA, Inc., a fleet leasing company with offices in Madison and Milwaukee, Wisconsin

     Citizens Finance Co., a consumer finance company with offices in Madison and Appleton, Wisconsin; Dubuque, Iowa;
     and Rockford, Illinois

Additional information about Heartland is available through its website at www.htlf.com.